                                                                    Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS

          We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-_____) pertaining to the 1996 Equity Participation Plan of Rental Service Corporation of our reports dated February 12, 1998 with respect to the consolidated financial statements and schedules of Rental Service Corporation as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, included in the Annual Report on Form 10-K of Rental Service Corporation for the fiscal year ended December 31, 1997, filed with the Securities and Exchange Commission.

                                            /s/ ERNST & YOUNG LLP
Phoenix, Arizona
July 20, 1998



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